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                                                                     EXHIBIT 4.2


                          SECOND SUPPLEMENTAL INDENTURE

        This SECOND SUPPLEMENTAL INDENTURE, dated as of August 1, 1998 is between EL PASO ENERGY CORPORATION, a Delaware corporation ("El Paso Energy"), and THE CHASE MANHATTAN BANK, as trustee (the "Trustee"), and supplements and amends to the extent specified below that certain Indenture, dated as of March 1, 1998 (the "Subordinated Debt Indenture"), between El Paso Natural Gas Company, a Delaware corporation ("EPNG") and the Trustee, as supplemented by that certain First Supplemental Indenture, dated as of March 17, 1998 (the "First Supplement"), between EPNG and the Trustee. The Subordinated Debt Indenture as supplemented and amended by the First Supplement is referred to herein as the "Indenture."

                              W I T N E S S E T H :

        WHEREAS, EPNG and the Trustee have entered into the Indenture; and

        WHEREAS, EPNG recently caused El Paso Energy to be formed as a wholly owned subsidiary of EPNG and then caused El Paso Energy to form El Paso Energy Merger Company as a Delaware corporation and wholly owned subsidiary of El Paso Energy ("Merger Sub"); and

        WHEREAS, in accordance with that certain Reorganization Agreement, dated as of July 16, 1998, among EPNG, El Paso Energy and Merger Sub, and pursuant to that certain Agreement and Plan of Merger, dated as of July 16, 1998, among EPNG, El Paso Energy and Merger Sub, effective as of 12:01 a.m., Eastern Daylight Time, on August 1, 1998 EPNG merged (the "Merger") with Merger Sub, with EPNG continuing as the surviving corporation of the Merger and each outstanding share (or fraction thereof) of the common stock, par value $3.00 per share, of EPNG (the "EPNG Common Stock") being converted into a share (or equal fraction thereof) of common stock, par value $3.00 per share, of El Paso Energy ("El Paso Common Stock"); and

        WHEREAS, as a result of the Merger, El Paso Energy has become the holding company of EPNG and such holding company reorganization was effected in accordance with Section 251(g) of the Delaware General Corporation Law; and

        WHEREAS, such holding company reorganization constitutes a Stock Fundamental Change as such term is defined in the First Supplement as a result of which the Debentures shall be convertible into El Paso Common Stock at a Conversion Price of $41.59 principal amount of Debentures per share of El Paso Common Stock; and

        WHEREAS, Section 8.2 of the Indenture requires El Paso Energy to expressly assume the obligations of EPNG under the Indenture in a supplemental indenture in form reasonably satisfactory to the Trustee; and




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        WHEREAS, pursuant to and in compliance with Section 8.2 of the
Indenture, El Paso Energy shall succeed to and be substituted for EPNG under the Indenture as the "Company," with the same effect as if it had been named therein; and

        WHEREAS, Section 9.1 of the Indenture provides that, without the consent of any Holders, the Company and the Trustee may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, for the purpose of, among other things, evidencing the succession of another Person to the Company and the assumption by such successor of the covenants of EPNG under the Indenture; and

        WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

        WHEREAS, all things necessary to make this Second Supplemental Indenture a valid indenture and agreement according to its terms have been done;

        NOW, THEREFORE, for and in consideration of the premises, El Paso Energy and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Securities as follows:

                                    ARTICLE 1

        SECTION 1.01. Assumption of Obligations by El Paso Energy. Pursuant to
Section 8.2 of the Indenture, El Paso Energy does hereby: (i) expressly assume the due and punctual payment of the principal of and any premium and interest on all Securities and the performance and observance of every covenant and condition of the Indenture on the part of EPNG to be performed or observed; (ii) agree to succeed to and be substituted for EPNG under the Indenture with the same effect as if it had been named originally therein as the Company; and (iii) represent that immediately after giving effect to the Merger, no Default or Event of Default exists.

                                    ARTICLE 2

                                  MISCELLANEOUS

        SECTION 2.01. Further Assurances. El Paso Energy will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Second Supplemental Indenture.

        SECTION 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all the provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.



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        SECTION 2.03. Terms Defined. All terms defined elsewhere in the
Indenture shall have the same meanings when used herein.

        SECTION 2.04. GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THIS SECOND SUPPLEMENTAL INDENTURE.

        SECTION 2.05. Multiple Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.

        SECTION 2.06. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of El Paso Energy, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

        SECTION 2.07. Agency Appointments. El Paso Energy hereby confirms and agrees to all agency appointments made by EPNG under or with respect to the Indenture or the Securities and hereby expressly assumes the due and punctual performance and observance of all the covenants and conditions to have been performed or observed by EPNG contained in any agency agreement entered into by EPNG under or with respect to the Indenture or the Securities.



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        IN WITNESS WHEREOF, this Second Supplemental Indenture has been duly executed by El Paso Energy and the Trustee as of the day and year first written above.


                                     EL PASO ENERGY CORPORATION


                                     By:   /s/ H. BRENT AUSTIN
                                        ---------------------------------------
                                        Name:  H. Brent Austin
                                        Title: Executive Vice President and CFO




                                     THE CHASE MANHATTAN
                                         BANK, as Trustee


                                     By:   /s/ R. LORENZEN
                                        --------------------------------------
                                        Name:  R. Lorenzen
                                        Title: Senior Trust Officer



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